Exhibit 23.15


                                                            Trevisan
                                                            The Global Solution




Consent of Independent Public Accountants


As Independent Public Accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-4 filed by Vale Overseas Limited and Companhia Vale do Rio Doce (Registration No. 333-84696-01) of our report dated January 18th, 2000, relating to the financial statements of Nova Era Silicon S.A. for the years ended December 31, 1999 and 1998 which appears in the Annual Report on Form 20-F for the fiscal year ended December 31, 2001 filed by Vale Overseas Limited and Companhia Vale do Rio Doce (File No. 000-26030).


Belo Horizonte, Brazil, July 10, 2002


/s/  Luiz Claudio Fontes


Luiz Claudio Fontes
Accountant
CRC 1RJ032470/S-5
Trevisan Auditores Independentes
CRC 2SP013439/O-5